                                                                      EXHIBIT 11

EARNINGS PER SHARE

The computation of basic and diluted earnings per share is as follows:
(In thousands, except per share data)



                                            Three Months Ended
                                               December 31,
                                        ------------------------
                                          1997             1996
                                        -------          -------
Weighted average shares
outstanding                              10,591           10,566

Add equivalent shares for
stock options (a)                         1,515            1,286
                                        -------          -------

Average shares outstanding for
computation of earnings per
share                                    12,106           11,852
                                        =======          =======


Net Income                              $    82          $   682
                                        =======          =======



EARNINGS PER SHARE:

Basic                                   $   .01          $   .06
                                        =======          =======

Diluted                                 $.   01          $.   06
                                        =======          =======


(a) Computed under the "Treasury Stock Method" using the average market price for the respective period.






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